EXHIBIT 21.1

WORLD POINT TERMINALS, LP

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization

Center Point Terminal Company, LLC	Delaware
Center Point Terminal Baltimore, LLC	Delaware
Center Point Terminal J&W, LLC	Delaware
Center Point Terminal Mound Street, LLC	Missouri
CPT Newark GP, Inc.	Delaware
Center Point Terminal Newark, LP	Delaware
North Albany Terminal Company, L.L.C.	Delaware
Pelican Island Storage Terminal, LLC	Texas
Center Point Terminal Blakeley Island, LLC	Delaware
Center Point Terminal Chickasaw, LLC	Delaware
Center Point Terminal Salisbury, LLC	Delaware